INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-46360 and 333-39402 of American Electric Power Company, Inc. on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-50109 of American Electric Power Company, Inc. on Form S-8, Post-Effective Amendment No. 3 to Registration Statement No. 33-01052 of American Electric Power Company, Inc. on Form S-8 and Post Effective Amendment No. 3 to Registration Statement No. 33-01734 of American Electric Power Company, Inc. on Form S-3 of our reports dated February 26, 2001, appearing in and incorporated by reference in this Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2000.



Deloitte & Touche LLP
Columbus, Ohio
March 28, 2001